LAW OFFICE OF ANDREW COLDICUTT

1220 Rosecrans Street, PMB 258

San Diego, CA 92106

p. 619.228.4970

e. Andrew@ColdicuttLaw.com

Date: January 15, 2015

Board of Directors

ROID Group, Inc.

To Whom it May Concern:

In our capacity as counsel for ROID Group, Inc. (the "Company"), we have participated in the corporate proceedings relative to the issuance by the Company of a maximum of 2,000,000 shares of common stock and the registration of 2,825,000 shares of outstanding common stock, to be sold by the selling security holders as set out and described in the Company's Registration Statement on Form S-1 under the Securities Act of 1933 (the "Registration Statement").

 We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended to date, (iii) the Company’s By-Laws, (iv) certain resolutions of the Company’s board of directors and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we opine that:

I.

The Company is a corporation duly organized and validly existing under the laws of the State of Nevada, as amended, including statutory provisions, and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws;

II.

The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

III.

2,000,000 shares of common stock being offered by the Company, once issued, will be duly authorized, validly issued, fully paid and non-assessable; and,

IV.

The 2,825,000 shares of common stock being offered by the selling shareholders are duly authorized, validly issued, fully paid and non-assessable.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Andrew Coldicutt

Andrew Coldicutt, Esq.

Law Office of Andrew Coldicutt, 1220 Rosecrans Street, PMB 258 San Diego, CA 92106

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